UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2025

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HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

84 October Hill Road

Holliston, MA 01746

(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2025, Harvard Bioscience, Inc. (the “Company”) entered into a Sixth Amendment (the “Sixth Amendment”) to the Credit Agreement, dated as of December 22, 2020 among the Company, the lenders party thereto (the “Lenders”), and Citizens Bank, N.A., as administrative agent (as amended, the “Credit Agreement”). Pursuant to the Sixth Amendment, the Lenders and administrative agent agreed, subject to the terms contained in the Sixth Amendment, to waive the events of default due to the Company’s failure to achieve certain refinancing milestones and its failure to comply with the consolidated net leverage ratio covenant and the consolidated fixed charge coverage ratio covenant as of the June 30, 2025 test date. Pursuant to the terms of the Sixth Amendment, the Lenders also agreed not to test the financial covenants for the fiscal quarter ended September 30, 2025, provided that the Company continues to comply with its payment obligations, maintain minimum liquidity (defined as the sum of (a) unrestricted cash and (b) the amount by which the aggregate amount committed under the Company’s revolving credit facility exceeds the total amount drawn under the credit facility) of $3.0 million and provides the administrative agent with certain financial reports. The Sixth Amendment also added as a mandatory prepayment event the receipt of cash proceeds upon a Refinancing or upon the sale of the equity interests or all or substantially all of the assets of the Company. In addition, pursuant to the terms of the Sixth Amendment, the applicable interest rate margin was increased such that the interest rate is equal to a rate per annum based on the Secured Overnight Financing Rate plus 700 bps. In connection with the Sixth Amendment, the Company has also agreed to accomplish steps towards the refinancing or repayment of the Credit Agreement by no later than December 5, 2025. The failure to accomplish such steps shall constitute an event of default under the Credit Agreement.

The Company agreed to pay fees of $0.4 million, or 1.00% of the outstanding debt, to the Lenders in connection with the Sixth Amendment, of which 25% was paid upon the signing of the Sixth Amendment and the remaining 75% will be payable upon a refinancing or repayment of the Credit Agreement or upon the occurrence of an event of default.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sixth Amendment, which is filed as Exhibit 10.1 to this current report.

The Company continues to explore alternative sources of capital that would allow it to refinance the outstanding indebtedness due under the Credit Agreement, but its ability to access such other sources of capital is uncertain. There is no assurance that such capital will be available, be obtainable on commercially acceptable terms, or provide the Company with sufficient funds to meet its objectives. Based on its anticipated cash flows from operations, unless the Company is able to access other sources of capital or extend the date for repayment under the Credit Agreement, the Company will be unable to pay its debt obligations and fund its operations beyond that date. As a result, there is substantial doubt about the Company's ability to continue as a going concern.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance and matters relating to our ability to continue as a going concern, fund our operations, or refinance our outstanding indebtedness. Forward-looking statements are not guarantees of future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K as well as in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this report. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Sixth Amendment to Credit Agreement dated August 8, 2025, among Harvard Bioscience, Inc., Citizen Bank, N. A., as the administrative agent, and the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: August 11, 2025	By:	/s/ Mark Frost
Mark Frost
Interim Chief Financial Officer